UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 3, 2014 (February 26, 2014)

Rexahn Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-34079	11-3516358
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15245 Shady Grove Road, Suite 455 Rockville, MD	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (240) 268-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of February 26, 2014, Rexahn Pharmaceuticals, Inc., a Delaware corporation (the “Company”) appointed Mark P. Carthy to serve as a director of the Company until the 2014 annual meeting of stockholders and until his successor is duly elected and qualified.

Mr. Carthy is the Managing Partner of Orion Equity Partners, LLC, a healthcare venture capital management and advisory firm co-founded by Mr. Carthy in 2008. Prior to founding Orion, Mr. Carthy was a Venture Partner and General Partner at Oxford Bioscience Partners, an early stage venture capital firm that provides equity financing and management assistance to companies within the life sciences, technology, energy and healthcare sectors. From 1998 until 2000, Mr. Carthy served as the Biotechnology Portfolio Manager at Morningside Ventures where he focused on early stage private equity investments. Previously, he was Chief Business Officer of Cubist Pharmaceuticals and Senior Director of Business Development at Vertex Pharmaceuticals. Mr. Carthy served as a member of the board of the New England Venture Capital Association from 2006 until 2013 and was listed on the Forbes Midas List in 2009 as one of the leading venture capitalists. He received a Bachelor of Chemical Engineering from the University College Dublin, Ireland, a Master of Science in Chemical Engineering from the University of Missouri and a Master of Business Administration from the Harvard Graduate School of Business Administration.

Consistent with the Company’s compensation policy for non-employee directors, Mr. Carthy will receive (i) a pro-rated annual retainer of $6,667 for his service on the Board of Directors of the Company (the “Board”), plus an additional $2,000 fee per in-person meeting of the Board and an additional $500 fee per telephonic meeting of the Board, and (ii) 20,000 options to purchase shares of the common stock of the Company.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1           Rexahn Pharmaceuticals, Inc. press release dated March 3, 2014, reporting the addition of Mark P. Carthy to its Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REXAHN PHARMACEUTICALS, INC.

Date: March 3, 2014	/s/ Tae Heum Jeong
Tae Heum Jeong
Senior Vice President of Finance & Chief Financial Officer